Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS
Announces Increase in Cash Distribution

HOUSTON, May 5, 2017— Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the first quarter of 2017. Buckeye reported net income attributable to Buckeye’s unitholders for the first quarter of 2017 of $123.6 million compared to net income attributable to Buckeye’s unitholders for the first quarter of 2016 of $131.1 million. Adjusted EBITDA (as defined below) for the first quarter of 2017 was $277.5 million compared to $244.6 million for the first quarter of 2016.

Net income attributable to Buckeye’s unitholders was $0.88 per diluted unit for the first quarter of 2017 compared to $1.01 per diluted unit for the first quarter of 2016. The diluted weighted average number of units outstanding in the first quarter of 2017 was 141.0 million compared to 130.1 million in the first quarter of 2016. The increase in weighted average number of units outstanding is primarily attributable to the units issued to fund a portion of the acquisition of a 50% equity interest in VTTI B.V. (“VTTI”).

“We are pleased to announce another quarter of improved financial results,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “Our Global Marine Terminals segment reported a contribution for the first time from our recent acquisition of a 50% equity interest in VTTI that closed early in the first quarter of 2017, which drove our year-over-year improvement in performance. This segment’s legacy assets continued to benefit from high utilization but were adversely impacted early in the quarter by operational issues experienced at our South Texas facility. Our Domestic Pipelines & Terminals segment saw strong contributions from growth capital investments that drove higher pipeline transportation and storage revenues during the period. Our Buckeye Merchant Services business continues to benefit from effective supply chain management efforts, driving solid results that were partially offset by compressed rack margins as a result of warmer-than-expected weather conditions during the quarter.”

“The first quarter’s performance highlights our ability to execute and deliver upon capital investment opportunities, both organic and acquisition related,” continued Mr. Smith. “Our VTTI investment made a meaningful contribution to the first quarter results and phase one of our Michigan/Ohio project moved into a fully operational status, with planned contributions increasing throughout 2017 as customers ramp up volumes. We continue to evaluate numerous capital expansion opportunities and are progressing on our recently announced plans for our South Texas Gateway Pipeline project, which would be the largest greenfield project in our company’s history. This project includes a long-haul pipeline from the Permian Basin to the company’s hub in Corpus Christi, Texas. This presents an exciting opportunity for us to position ourselves in one of the most prolific oil-producing basins in the world.”

Distributable cash flow (as defined below) for the first quarter of 2017 was $190.7 million compared to $178.9 million for the first quarter of 2016. Buckeye also reported distribution coverage of 1.08 times for the first quarter of 2017.

Cash Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.25 per limited partner unit (“LP Unit”) for the quarter ended March 31, 2017. The distribution will be payable on May 22, 2017 to unitholders of record on May 15, 2017. This cash distribution represents a 4.2 percent increase over the $1.20 per LP Unit distribution declared for the first quarter of 2016. Buckeye has paid cash distributions in each quarter since its formation in 1986.

Conference Call. Buckeye will host a conference call with members of executive management today, May 5, 2017, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://edge.media-server.com/m/p/4e9m43js ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 4507526. A replay will be archived and available at this link through June 5, 2017, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 4507526.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Additionally, Buckeye is one of the largest independent terminalling and storage operators in the United States in terms of capacity available for service. Buckeye’s terminal network comprises more than 120 liquid petroleum products terminals with aggregate storage capacity of over 115 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States and in the Caribbean. Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Buckeye’s recent acquisition of a 50% equity interest in VTTI B.V. expands its international presence with premier storage and marine terminalling services for petroleum products in key global energy hubs, including Northwest Europe, the United Arab Emirates and Singapore. Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are measures not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; gains and losses on foreign currency transactions and foreign currency derivative financial instruments; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures, that are incurred to maintain the operating, safety, and/or earnings capacity of our existing assets. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA and distributable cash flow of significant equity method investments, such as that in VTTI, B.V. (“VTTI”), and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding our expectation of increasing quarterly distributions in the future. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to realize the expected benefits of our investment in VTTI and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Product sales	$565,420	$384,762
Transportation, storage and other services	403,853	395,832
Total revenue	969,273	780,594

Costs and expenses:
Cost of product sales	548,050	368,644
Operating expenses	161,968	149,086
Depreciation and amortization	65,488	61,426
General and administrative	21,737	21,231
Total costs and expenses	797,243	600,387
Operating income	172,030	180,207

Other income (expense):
Earnings from equity investments	10,358	3,088
Interest and debt expense	(55,885)	(47,783)
Other income	28	80
Total other expense, net	(45,499)	(44,615)
Income before taxes	126,531	135,592
Income tax expense	(222)	(615)
Net income	126,309	134,977
Less: Net income attributable to noncontrolling interests	(2,733)	(3,864)
Net income attributable to Buckeye Partners, L.P.	$123,576	$131,113

Earnings per unit attributable to Buckeye Partners, L.P.:
Basic	$0.88	$1.01
Diluted	$0.88	$1.01

Weighted average units outstanding:
Basic	140,377	129,703
Diluted	140,998	130,129

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Domestic Pipelines & Terminals	$253,512	$237,953
Global Marine Terminals	164,476	170,064
Merchant Services	571,126	389,737
Intersegment	(19,841)	(17,160)
Total revenue	$969,273	$780,594

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$144,647	$135,914
Global Marine Terminals	106,692	99,657
Merchant Services	565,745	381,976
Intersegment	(19,841)	(17,160)
Total costs and expenses	$797,243	$600,387

Depreciation and amortization:
Domestic Pipelines & Terminals	$23,386	$19,953
Global Marine Terminals	40,806	40,307
Merchant Services	1,296	1,166
Total depreciation and amortization	$65,488	$61,426

Operating income:
Domestic Pipelines & Terminals	$108,865	$102,039
Global Marine Terminals	57,784	70,407
Merchant Services	5,381	7,761
Total operating income	$172,030	$180,207

Adjusted EBITDA:
Domestic Pipelines & Terminals	$139,443	$128,481
Global Marine Terminals	130,631	106,623
Merchant Services	7,435	9,522
Adjusted EBITDA	$277,509	$244,626

Capital expenditures: (2)
Domestic Pipelines & Terminals	$58,435	$55,550
Global Marine Terminals	39,817	56,763
Merchant Services	—	32
Total capital expenditures	$98,252	$112,345

Summary of capital expenditures: (2)
Maintenance capital expenditures	$32,586	$21,566
Expansion and cost reduction	65,666	90,779
Total capital expenditures	$98,252	$112,345

	March 31,	December 31,
	2017	2016
Key Balance Sheet Information:
Cash and cash equivalents	$4,873	$640,340
Long-term debt, total (3)	4,561,032	4,217,695
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(1)	Includes depreciation and amortization.

(2)
Amounts exclude the impact of accruals. On an accrual basis, the additions to property, plant and equipment related to expansion and cost reduction projects were $56.2 million and $77.6 million for the three months ended March 31, 2017 and 2016, respectively.

(3)	Includes long-term debt portion of the Buckeye Partners, L.P. Credit Facility of $342.2 million as of March 31, 2017.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	703.1	697.0
Jet fuel	355.0	347.3
Middle distillates (1)	329.4	314.2
Other products (2)	21.2	12.3
Total throughput	1,408.7	1,370.8
Terminals:
Throughput (3)	1,183.8	1,176.0

Pipeline average tariff (cents/bbl)	90.0	84.2

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	99%	99%

Merchant Services (in millions of gallons):
Sales volumes	349.1	352.9
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(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 96% and 91% for the three months ended March 31, 2017 and 2016, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended March 31,
		2017	2016
Net income		$126,309	$134,977
Less:	Net income attributable to noncontrolling interests	(2,733)	(3,864)
Net income attributable to Buckeye Partners, L.P.		123,576	131,113
Add:	Interest and debt expense	55,885	47,783
	Income tax expense	222	615
	Depreciation and amortization (1)	65,488	61,426
	Non-cash unit-based compensation expense	8,678	6,335
	Acquisition and transition expense (2)	1,029	122
	Hurricane-related costs (3)	2,403	—
	Proportionate share of Adjusted EBITDA for the equity method investment in VTTI (4)	28,617	—
Less:	Amortization of unfavorable storage contracts (5)	—	(2,768)
	Earnings from the equity method investment in VTTI (4)	(8,389)	—
Adjusted EBITDA		$277,509	$244,626
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(51,524)	(43,573)
	Income tax expense, excluding non-cash taxes	(222)	(617)
	Maintenance capital expenditures	(32,586)	(21,566)
	Proportionate share of VTTI’s interest expense, current income tax expense and maintenance capital expenditures (4)	(8,018)	—
Add:	Hurricane-related maintenance capital expenditures	5,550	—
Distributable cash flow		$190,709	$178,870

Distributions for coverage ratio (6)		$176,708	$157,238

Coverage ratio		1.08	1.14
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(1)	Includes 100% of the depreciation and amortization expense of $17.5 million and $16.8 million for Buckeye Texas Partners LLC for the three months ended March 31, 2017 and 2016, respectively.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)	Represents operating expenses incurred at our BBH facility as a result of Hurricane Matthew, which occurred in October 2016.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial.

(5)	Represents amortization of negative fair value allocated to certain unfavorable storage contracts acquired in connection with the BBH acquisition.

(6)	Represents cash distributions declared for LP Units outstanding as of each respective period. Amount for 2017 reflects estimated cash distributions for LP Units for the quarter ended March 31, 2017.